Exhibit 5.1

July 25, 2022

Eastern Gas Transmission and Storage, Inc.

6603 West Broad Street

Richmond, VA 23230

Re: Eastern Gas Transmission and Storage, Inc.

       Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Eastern Gas Transmission and Storage, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (File Number 333-266049) on Form S-4, initially filed on July 7, 2022, as subsequently amended on July 25, 2022 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of up to $110,883,000 aggregate principal amount of its 3.600% Senior Notes due 2024 (the “2024 Exchange Notes”), up to $425,807,000 aggregate principal amount of its 3.000% Senior Notes due 2029 (the “2029 Exchange Notes”), up to $345,944,000 aggregate principal amount of its 4.800% Senior Notes due 2043 (the “2043 Exchange Notes”), up to $443,678,000 aggregate principal amount of its 4.600% Senior Notes due 2044 (the “2044 Exchange Notes”) and up to $273,667,000 aggregate principal amount of its 3.900% Senior Notes due 2049 (the “2049 Exchange Notes” and, together with the 2024 Exchange Notes, 2029 Exchange Notes, 2043 Exchange Notes and 2044 Exchange Notes, the “Exchange Notes”) in exchange for up to $110,883,000 aggregate principal amount of its outstanding 3.600% Senior Notes due 2024 (the “2024 Initial Notes”), up to $425,807,000 aggregate principal amount of its outstanding 3.000% Senior Notes due 2029 (the “2029 Initial Notes”), up to $345,944,000 aggregate principal amount of its outstanding 4.800% Senior Notes due 2043 (the “2043 Initial Notes”), up to $443,678,000 aggregate principal amount of its outstanding 4.600% Senior Notes due 2044 (the “2044 Initial Notes”) and up to $273,667,000 aggregate principal amount of its outstanding 3.900% Senior Notes due 2049 (the “2049 Initial Notes” and, together with the 2024 Initial Notes, 2029 Initial Notes, 2043 Initial Notes and 2044 Initial Notes, the “Initial Notes”), respectively.

The Exchange Notes will be issued pursuant to the Indenture, dated as of June 30, 2021 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), (i) as supplemented with respect to the 2049 Initial Notes by the First Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “First Supplemental Indenture”), (ii) as supplemented with respect to the 2044 Initial Notes by the Second Supplemental Indenture, dated as of June 30, 2021, by

Eastern Gas Transmission and Storage, Inc.

July 25, 2022

and between the Company and the Trustee (the “Second Supplemental Indenture”), (iii) as supplemented with respect to the 2043 Initial Notes by the Third Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Third Supplemental Indenture”), (iv) as supplemented with respect to the 2029 Initial Notes by the Fourth Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Fourth Supplemental Indenture”) and (v) as supplemented with respect to the 2024 Initial Notes by the Fifth Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Fifth Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Supplemental Indentures”). The Base Indenture, as amended and supplemented by the Supplemental Indentures, is referred to herein as the “Indenture.”

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Initial Notes and the Exchange Notes, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Initial Notes in the manner described in the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

B.    Our opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of

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July 25, 2022

creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP